Exhibit 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
2008 SECOND QUARTER FINANCIAL RESULTS
Conference call scheduled today at 1:30 p.m. PT; Simultaneous webcast at
http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA — August 7, 2008 - Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced financial results for the second quarter ended June 30, 2008.
Highlights
Somaxon has accomplished a number of important objectives since the beginning of the second quarter of 2008. Earlier today, the company announced that Richard W. Pascoe will become its president and chief executive officer and a member of its board of directors, effective August 11, 2008. Mr. Pascoe has significant experience relating to the commercialization of pharmaceutical products and the establishment and management of corporate alliances. Mr. Pascoe will succeed David F. Hale, who has served as Somaxon’s interim chief executive officer since January 2008. Mr. Hale will continue to serve as the company’s executive chairman of the board.
In May 2008, Somaxon announced that it entered into a $15 million secured loan agreement with Oxford Finance Corporation and Silicon Valley Bank and a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited in which Kingsbridge has committed, subject to certain conditions, to provide up to $50 million of capital through the purchase of up to 3,672,098 newly-issued shares of Somaxon’s common stock.
In April 2008, the company received the results of its market research study which surveyed more than 1,750 consumers who were either current or recent users of prescription insomnia products. The results of this study showed significant dissatisfaction with currently-available insomnia treatments due to concerns about both efficacy and safety. In addition, almost 90% of the respondents indicated a favorable view of the clinical profile of SILENOR™.
Somaxon also presented data from its Phase 3 clinical trial program for SILENOR™ for the treatment of insomnia at the annual meetings of the American Psychiatric Association (APA) and the Association of Professional Sleep Societies (APSS), each of which occurred during the second quarter of 2008. Four posters were presented at each of these meetings, and at the APSS meeting there was an additional oral presentation relating to such data. The company also supported a continuing medical education symposium at the APSS meeting entitled “Taking a Different Pathway: The Scientific Basis for the Unique Effects of Selective Antihistamines in the Treatment of Insomnia.”
“We continued to make significant progress in the second quarter of 2008,” said David F. Hale, Somaxon’s executive chairman and interim CEO. “We are excited that Richard Pascoe has agreed to join us as our new president and chief executive officer. In addition, the financing arrangements that we secured provide us with flexible access to additional funds to support our preparation activities for the commercialization of SILENOR™, if it is approved by the FDA.”
“For the remainder of 2008, we will continue to focus on the regulatory approval process for the NDA and planning for the potential commercialization of SILENOR™,” continued Mr. Hale. “We continue to pursue discussions with third parties regarding the commercialization of SILENOR™, assuming it is approved by the FDA. We are also conducting market preparation activities to prepare for the potential launch of SILENOR™.”
Financial Results
For the second quarter of 2008, net loss applicable to common stockholders was $10.4 million, or $0.57 per share, compared with $6.0 million, or $0.33 per share, for the second quarter of 2007.
As a development stage pharmaceutical company, Somaxon had no revenues during the second quarter of 2008.
Research and development expenses for the second quarter of 2008 were $5.8 million, compared with $3.0 million for the second quarter of 2007. The increase resulted primarily from the commencement during the second quarter of 2008 of a standard clinical trial that Somaxon decided to voluntarily undertake to evaluate the potential for electrocardiogram (ECG) effects of doxepin, the active ingredient in SILENOR™.

Marketing, general and administrative expenses were $4.6 million for the second quarter of 2008, compared with $3.5 million for the same period in 2007. The increase was primarily caused by higher marketing, personnel and general costs as a result of increased activities to prepare for the potential commercialization of SILENOR™. This was partially offset by a decrease in share-based compensation expense allocable to marketing, general and administrative personnel in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123(R) primarily due to the vesting of certain higher-valued stock options during or prior to the second quarter of 2008.
The company recognized $1.5 million of share-based compensation expense in accordance with SFAS No. 123(R) for the second quarter of 2008, compared with $1.9 million for the second quarter of 2007.
At June 30, 2008, the company had cash, cash equivalents and marketable securities totaling $31.8 million and current and long-term debt of $14.1 million. At December 31, 2007, the company had cash, cash equivalents and marketable securities totaling $37.1 million and no current or long-term debt.
As part of the secured loan arrangement with Oxford Finance Corporation and Silicon Valley Bank, the company is required to maintain a minimum cash balance at Silicon Valley Bank of at least 50% of the aggregate amount outstanding under the loan. This amount is included in restricted cash on the balance sheet. Somaxon will be required to make interest payments on the $15 million of principal at the rate of 9.57% on a monthly basis through December 31, 2008. Thereafter, the company will be required to repay the principal, plus interest at such rate, in 30 equal monthly installments.
In July 2008, Somaxon filed with the SEC a registration statement on Form S-3 to facilitate Kingsbridge’s public resale of the shares of its common stock issuable under the CEFF. The resale registration statement has not yet been declared effective by the SEC. The effectiveness of the registration statement is a condition to the company’s ability to conduct any draw down of funds under the CEFF.
SILENOR™ Development and Regulatory Update
On January 31, 2008, the company submitted its NDA for SILENOR™ to the FDA, and the FDA accepted the NDA for review as of March 31, 2008. Under Prescription Drug User Fee Act (PDUFA) guidelines, Somaxon expects that the FDA will complete its review and provide an action letter to the company relating to the NDA by December 1, 2008.

The FDA’s acceptance of the company’s NDA filing means that it has made a threshold determination that the NDA is sufficiently complete to permit a substantive review. Somaxon submitted the NDA for SILENOR™ under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, which allows the company to rely on published literature reports or the FDA’s findings of safety and efficacy for other formulations of doxepin hydrochloride that have previously been approved by the FDA.
The NDA includes the data from Somaxon’s completed clinical development program for SILENOR™, which included six randomized, double-blind, placebo-controlled, multi-center clinical trials designed to assess the efficacy and safety of SILENOR™ for the treatment of insomnia. All of the clinical trials demonstrated statistically significant differences relative to placebo on their primary endpoints and multiple secondary endpoints of efficacy for the treatment of insomnia. Four of these were Phase 3 clinical trials. The clinical trial results also demonstrated a favorable safety and tolerability profile for SILENOR™, with the overall incidence of adverse events comparable to placebo, a low discontinuation rate and no evidence of dependency, withdrawal, tolerance, amnesia or complex sleep behaviors. The most frequently reported adverse events across all of the Phase 3 clinical trials were somnolence, upper respiratory tract infection, sinusitis, nausea and hypertension; of these, somnolence was the only adverse event that was dose-related.
The NDA submission also includes data from Somaxon’s non-clinical development program, including the genotoxicity, reproductive toxicology and 26-week transgenic mouse carcinogenicity studies of SILENOR™, which were undertaken based on a request from the FDA in May 2006. The FDA has indicated that, unless other non-clinical data raise a concern, a complete assessment of the carcinogenic potential of SILENOR™ may not be needed prior to NDA approval. The FDA also indicated that it may accept the results of a shorter-term carcinogenicity study (the 26-week transgenic mouse study) for approval of the NDA and allow the standard two-year carcinogenicity study to be completed as a post-NDA approval commitment. Somaxon initiated that study, which is a two-year carcinogenicity study in rats, in August 2007 and expects data from the study in the first quarter of 2010.
Conference Call Information and Forward-Looking Statements
On Thursday, August 7, 2008, the company will host a conference call with interested parties beginning at 1:30 p.m. PT (4:30 p.m. ET) to review the results of operations for the second quarter ended June 30, 2008. The conference call will be available to interested parties through a live audio

Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (800) 366-8058 (domestic) or (303) 262-2143 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11118108.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses and non-clinical, clinical and regulatory developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. The FDA has notified Somaxon that it accepted the NDA for SILENOR™ for review as of March 31, 2008. Pursuant to PDUFA guidelines, Somaxon expects that the FDA will complete its review and provide an action letter to the company with respect to the NDA by December 1, 2008.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential approval of the NDA for SILENOR™, the interpretation of the results of Somaxon’s non-clinical studies and the FDA’s agreement therewith, the FDA’s agreement that Somaxon may complete and submit the results of its two-year carcinogenicity study of SILENOR™ as a post-approval commitment and the commercialization of SILENOR™ either alone or together with third parties are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential for SILENOR™ to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of SILENOR™; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of SILENOR™ is appropriate prior to the completion of standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the timing and results of non-clinical studies for SILENOR™, and the FDA’s agreement with Somaxon’s interpretation of such results; the potential to enter into and the terms of any strategic transaction relating to SILENOR™; the scope, validity and duration of patent protection and other intellectual property rights for SILENOR™; whether any approved label for SILENOR™ is sufficiently consistent with such patent protection to provide exclusivity for SILENOR™; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; unexpected findings relating to SILENOR™ that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; Somaxon’s ability to raise sufficient capital and meet its obligations to parties it with whom contracts relating to financing activity, and the impact of any such financing activity on the level of Somaxon’s stock price; the ability of our senior management team, some of whom have limited experience working together as a group, to manage our business effectively; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY OPERATING LOSS STATEMENTS

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Operating expenses
License fees	$4	$154	$8	$308
Research and development	5,849	3,039	9,025	6,793
Marketing, general and administrative expense	4,568	3,450	8,813	7,114

Total operating expenses	10,421	6,643	17,846	14,215

Loss from operations	(10,421)	(6,643)	(17,846)	(14,215)
Net interest and other income	26	624	384	1,322

Net loss	$(10,395)	$(6,019)	$(17,462)	$(12,893)

Basic and diluted net loss per share	$(0.57)	$(0.33)	$(0.96)	$(0.71)
Shares used to calculate net loss per share	18,287	18,188	18,270	18,134

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$31,790	$37,100
Current restricted cash and marketable securities	1,361	—
Other current assets	1,294	826

Total current assets	34,445	37,926
Long-term restricted cash and marketable securities	6,739	600
Property and equipment, net	147	191
Other non-current assets	145	—

Total assets	$41,476	$38,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,196	$1,174
Accrued liabilities	1,200	2,367
Current portion of long-term debt	2,275	—

Total current liabilities	7,671	3,541

Long-term debt	11,834	—
Other long-term liabilities	22	—

Total liabilities	19,527	3,541

Total stockholders’ equity	21,949	35,176

Total liabilities and stockholders’ equity	$41,476	$38,717